Exhibit 10.1

Robert Qutub Chief Financial Officer RenaissanceRe Holdings Ltd. Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda

May 11, 2026

Dear Bob:

This letter memorializes your notification to the Board of Directors (the “Board”) and me of RenaissanceRe Holdings Ltd. (the “Company”) on May 11, 2026 of your decision to retire.

On behalf of the Company and its Board, I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company as a strategic advisor to the Company.

This letter agreement (“Agreement”) supplements the terms of the Employment Agreement by and between you and the Company, dated as of July 22, 2016 (the “Employment Agreement”), as follows:

Term. Except as otherwise agreed to by the parties, your retirement as Executive Vice President and Chief Financial Officer will become effective on December 31, 2026 (the “Transition Date”). Following the Transition Date, you agree to serve as a strategic advisor and a non-executive employee until December 31, 2027 (the “Term” and, the period from the date hereof to December 31, 2027, the “Transition Period”). During your service as strategic advisor, your employment will be transferred to RenRe North America Employee Services Inc.

Until the Transition Date, you shall continue to serve as the Chief Financial Officer, reporting directly to the Chief Executive Officer. In your role as strategic advisor, you agree to provide transition and other related services to the Company during the Transition Period to provide an effective transition of your executive responsibilities to the Company’s incoming Executive Vice President and Chief Financial Officer. In addition, you will also perform the duties that may be reasonably assigned to you by the Company’s Chief Executive Officer or the Board. As strategic advisor, you shall report directly to the Chief Executive Officer. You and the Company agree that based on the anticipated level of services that you will perform for the Company during the Transition Period, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended, during the Transition Period.

As of the Transition Date (or your earlier termination of your employment for any reason), unless otherwise agreed to by the parties, you shall be deemed to have resigned, without any further action by you, from any and all officer and director positions that you, immediately prior to such termination, (i) held with the Company or any of its affiliates or (ii) held with any other entities at the direction of, or as a result of your affiliation with, the Company or any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you shall, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

For the avoidance of doubt, nothing in this Agreement alters the “at-will” nature of your employment and either party may terminate your employment at any time and for any reason.

Compensation. During the Term, your base salary, annual bonus opportunity and benefits arrangements (including health and welfare benefits) will continue at the same level that they have been during 2026 through the end of the Transition Period; provided, however, that (i) your annual bonus shall be pro-rated for your period of service during 2027 and (ii) once your employment transfers to RenRe North America Employee Services Inc., you will participate in the health and welfare benefits provided by RenRe North America Employee Services Inc.

Subject to your continued service through the grant date and as an inducement for you to remain in service with the Company through the end of the Transition Period, you will be granted annual equity awards in 2027 at the same time that the Company grants annual equity awards to its executive officers, with such awards to be granted pursuant to the same terms as the CGHCMC grants the NEOs’ awards in 2027.

Existing Employment Agreement. You and the Company hereby acknowledge and agree that your assumption of the role of strategic advisor and retirement as Chief Financial Officer does not entitle you to terminate due to Good Reason under the Employment Agreement and that you will not be entitled to severance benefits due to a termination for Good Reason pursuant to the Employment Agreement upon the expiration of the Transition Period (or your earlier termination of employment for any reason). However, at the end of the Term, in accordance with Section 8(f) of the Employment Agreement, you shall be eligible to receive (i) Accrued Obligations, as contemplated in Section 8(f)(i) of the Employment Agreement, (ii) continued health benefits, as contemplated in Section 8(f)(iii) of the Employment Agreement and (iii) your outstanding performance-based equity awards will be eligible for Retirement treatment as set forth in Section 8(f)(iv) of the Employment Agreement. In addition, this Agreement serves to inform you that, at the end of the Term, you shall remain subject to the restrictive covenants set forth in Section 9 of the Employment Agreement (including, without limitation, the restrictive covenants relating to non-competition) and, pursuant to the terms of Section 8(f) of the Employment Agreement, the Company shall pay you the Non-Competition Consideration contemplated by Section 8(f)(ii) of the Employment Agreement. The amounts payable under Section 8(f) of the Employment Agreement, other than the Accrued Obligations, shall be subject to your execution and non-revocation of a general release of claims in favor the Company, as contemplated in Section 8(i) of the Employment Agreement.

Protected Rights.  Notwithstanding anything in this Agreement or the Employment Agreement to the contrary, you understand that nothing contained in this Agreement or the Employment Agreement limits your ability to report possible violations of law or regulation to or file a charge or complaint with any federal, state or local governmental agency or commission or regulatory authority (collectively, “Government Agencies”). You further understand that neither this Agreement nor the Employment Agreement limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore (I) you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (II) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret except pursuant to court order.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

By: /s/ Kevin O’Donnell
Name: Kevin O’Donnell
Title: Chief Executive Officer

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Robert Qutub
Robert Qutub